EXHIBIT 99.1

CONTACT:

Mr. Robert Amundsen                           Mr. Chris Rallis
Executive Vice President,                     President, Chief Operating Officer
Chief Financial Officer                       Triangle Pharmaceuticals, Inc.
Triangle Pharmaceuticals, Inc.                (919) 493-5980
(919) 493-5980                                www.tripharm.com
www.tripharm.com

FOR IMMEDIATE RELEASE:

     TRIANGLE PHARMACEUTICALS, INC. ANNOUNCES $75 MILLION PRIVATE PLACEMENT
                        FINANCING LED BY WARBURG PINCUS

DURHAM, N.C., AUGUST 24, 2001 -- TRIANGLE PHARMACEUTICALS, Inc. (Nasdaq: VIRS) announced today that it has entered into a definitive agreement to raise $75 million through the sale of 28,301,887 shares of common stock at $2.65 per share to Warburg Pincus Private Equity VIII, L.P. ("Warburg Pincus") and certain other investors. The sale of shares will take place at two separate closings with the second closing subject to shareholder approval and other customary closing conditions.

Commenting on the sale, Dr. David Barry, Chief Executive Officer of Triangle, said, "We expect that this substantial investment led by Warburg Pincus along with our current cash balance will provide funding for up to two years based on our projected cash usage. We also believe that as a sophisticated health care investor, Warburg Pincus will provide beneficial strategic input to the Company as we continue to develop our anti-viral portfolio."

"We believe that Triangle's late-stage anti-viral compounds currently in development and its substantial drug development expertise make the Company a unique investment opportunity," said Jonathan S. Leff, managing director, Warburg Pincus. "Our significant equity commitment is designed to help the Company realize the tremendous commercial potential that exists in its product pipeline."

At the first closing, expected to occur later today, the Company will sell 9,628,002 shares of common stock to Warburg Pincus for gross proceeds of $25,514,205. The second closing for the remaining 18,673,885 shares is expected to occur immediately after stockholders approval of the issuance of the shares. Up to 5,660,377 of the shares to be issued in the second closing may be sold to investors other than Warburg Pincus.

The Company has agreed to file a registration statement for the resale of the shares to be purchased within 10 days of the stockholder meeting to be called to vote on the issuance of the shares at the second closing.

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In conjunction with the financing, Triangle entered into agreements with shareholders of the Company who in the aggregate own approximately 32% of the Company's common stock outstanding as of August 3, 2001. These stockholders have agreed to vote in favor of the issuance of shares at the second closing.

Also in conjunction with the financing, Mr. Leff and Stewart J. Hen, vice president, Warburg Pincus, will be elected to the Company's Board of Directors.

Banc of America Securities LLC is serving as placement agent for this transaction.

Triangle Pharmaceuticals, Inc. is a specialty pharmaceutical company engaged in the development of new antiviral drug candidates, with a particular focus on therapies for the human immunodeficiency virus (HIV) and hepatitis. Triangle's proprietary drug candidates under development for HIV and/or hepatitis include Coviracil(R) (emtricitabine), Coactinon(R) (emivirine), amdoxovir and clevudine. Triangle is also developing immunotherapies for HIV and hepatitis in collaboration with Dynavax utilizing Dynavax' ImmunoStimulatory Sequence (ISS) technology. More information about Triangle's portfolio, management and product development strategy is available on Triangle's website at:
HTTP://WWW.TRIPHARM.COM.

With over $10 billion under management and a further $5 billion available to invest, Warburg Pincus is among the largest private equity investment firms in the world. The firm has invested more than $11 billion in over 400 companies over the past thirty years. One of the world's leading direct equity investors in healthcare, Warburg Pincus has helped to build more than 40 biotechnology and biopharmaceutical companies spanning a broad range of technologies and stages of development. For further information, please visit www.warburgpincus.com.

STATEMENTS IN THIS PRESS RELEASE THAT ARE NOT HISTORICAL FACTS ARE FORWARD-LOOKING STATEMENTS AND ARE SUBJECT TO NUMEROUS RISKS AND UNCERTAINTIES, INCLUDING THE RISK THAT THE FIRST OR SECOND CLOSINGS MAY NOT OCCUR IF CONDITIONS TO CLOSING ARE NOT MET. ADDITIONAL RISKS INCLUDE THE FACT THAT CASH USAGE TARGETS MAY NOT BE MET FOR A NUMBER OF REASONS, INCLUDING THE RISK THAT UNPREDICTABLE EVENTS OR CHANGES IN OUR DRUG DEVELOPMENT STRATEGIES MAY IMPACT THE TIMING AND DEGREE OF ACTUAL SPENDING. ADDITIONALLY, OTHER RISKS INCLUDE THE FACT THAT CLINICAL TRIALS FOR OUR DRUG CANDIDATES MAY NOT PROCEED AS PLANNED AND REGULATORY SUBMISSIONS FOR THOSE DRUG CANDIDATES MAY BE DELAYED, THE COMPANY MAY BE UNABLE TO SUCCESSFULLY COMPLETE PIVOTAL CLINICAL TRIALS OR THAT ITS TRIALS COULD BE HALTED OR TERMINATED BY REGULATORY AUTHORITIES, REGULATORY SUBMISSIONS MAY BE DELAYED, ITS INABILITY TO COMMERCIALIZE COVIRACIL, DAPD AND ISS-BASED THERAPIES DUE TO PATENT RIGHTS HELD BY THIRD PARTIES, THE COMPANY'S ABILITY TO OBTAIN ADDITIONAL FUNDING (INCLUDING CONTINGENT CONTRACTUAL MILESTONE PAYMENTS), PATENT PROTECTION AND REQUIRED REGULATORY APPROVALS FOR ITS DRUG CANDIDATES, THE DEVELOPMENT OF COMPETITIVE PRODUCTS BY OTHERS, THE COST OF COACTIVE THERAPY AND THE EXTENT TO WHICH COACTIVE THERAPY ACHIEVES MARKET ACCEPTANCE, THE COMPANY'S SUCCESS IN IDENTIFYING NEW DRUG CANDIDATES, ACQUIRING RIGHTS TO THE CANDIDATES ON FAVORABLE TERMS AND DEVELOPING ANY CANDIDATES TO WHICH THE COMPANY ACQUIRES ANY RIGHTS, AND THAT THE COMPANY'S COLLABORATIONS WITH THIRD PARTIES MAY NOT PROVE SUCCESSFUL. THESE AND OTHER RISKS ARE DISCUSSED IN DETAIL FROM TIME TO TIME IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION. AS A RESULT OF THESE AND OTHER RISKS AND UNCERTAINTIES, ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE PREDICTED IN THIS PRESS RELEASE. THE COMPANY DISCLAIMS ANY OBLIGATIONS TO UPDATE ANY FORWARD-LOOKING STATEMENTS IN THIS PRESS RELEASE.